Exhibit 99.1

MAX RE CAPITAL RECEIVES SHAREHOLDER APPROVAL OF BYE-LAW

AMENDMENTS AND CONSUMMATES EXCHANGE

Hamilton, Bermuda, Thursday, July 31, 2003. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced that its shareholders, at a Special General Meeting of Shareholders held on July 30, 2003, approved certain amendments to the Company’s Bye-Laws.

As more fully explained in the Company’s proxy statement filed with the Securities Exchange Commission on June 27, 2003, the approved amendments provide, among other things, that with respect to any matter required to be submitted to a vote of the shareholders of the Company’s principal operating subsidiary, Max Re Ltd., such vote will be submitted to the vote of the Company’s shareholders. In addition, the Company’s Bye-Laws were amended to reduce the maximum percentage of Common Shares that may be owned by any U.S. person, unless otherwise waived, from less than 9.9% to less than 9.5%, and reduced the Company’s voting limitation on entities that hold more than 9.5% of the Common Shares to 9.5% from 9.9%.

Immediately following the shareholders’ approval of the amendments to the Bye-Laws, the Company consummated an exchange pursuant to which each of Moore Holdings LLC and Capital Z Investments, L.P. exchanged all of the securities of Max Re Ltd. held by it for Common Shares and warrants to acquire Common Shares of Max Re Capital Ltd.

Robert Cooney, Chairman and Chief Executive Officer of Max Re Capital Ltd. stated: “We are pleased by the results of our shareholder vote, which enabled us to consummate an exchange of our subsidiary’s securities for our parent company’s securities. We believe that the Bye-Law amendments, together with the exchange, have simplified the Company’s consolidated financial reporting and will improve the corporate governance of the Company.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized risk financing solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes	N. James Tees
Executive Vice President & CFO	Senior Vice President & Treasurer
441-296-8800	441-296-8800
keithh@maxre.bm	jimt@maxre.bm